Exhibit 99.1

Acceleron Pharma Reports Fourth Quarter and Year Ended 2014
Financial and Operational Results

– Phase 2 data from luspatercept trials in β-thalassemia and MDS patients given as oral presentations at ASH and MDS abstract included in “Best of ASH” session –
– Plans with Celgene to initiate phase 3 clinical trials in both
β-thalassemia and MDS in 2015 –
– Sotatercept slowed the progression of vascular calcification in patients with end stage kidney disease –
– Preliminary data from dalantercept phase 2 trial in renal cell carcinoma patients demonstrated encouraging progression-free survival rate –
– Initiated phase 1 clinical trial with innovative muscle drug ACE-083 –

Cambridge, Mass. – March 2, 2015 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2014.

“Acceleron made enormous progress in 2014 by demonstrating encouraging proof-of-concept data in both MDS and β-thalassemia, providing the basis to advance into phase 3 clinical trials in each disease in 2015. This will be transformative for Acceleron and the patients we aim to serve with our innovative therapeutic candidates,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “Additionally, we generated promising data in several other ongoing phase 2 clinical trials while expanding our robust pipeline by bringing a fourth internally discovered therapeutic candidate into phase 1 clinical development. We look forward to building on the positive momentum generated in 2014 for our entire pipeline in 2015.”

Recent Highlights and Current Updates

Clinical Development Programs

•
Completed enrollment in the luspatercept myelodysplastic syndromes (MDS) phase 2 clinical trial – The ongoing phase 2 clinical trial of luspatercept in MDS patients is now fully enrolled. This clinical trial was designed as a two-stage study. The first stage was a dose escalation design and the second stage, the dose expansion stage, allows each patient’s dose of luspatercept to be titrated to maximize the potential clinical benefit for that patient. Data from the dose expansion cohort of patients will inform the design of the phase 3 trial in MDS patients that is expected to start by the end of this year.

•
Luspatercept and sotatercept increased hemoglobin levels and established transfusion independence in patients with lower risk MDS – Preliminary data from the ongoing phase 2 clinical trials in patients with lower risk MDS presented at the 56th American Society of Hematology (ASH) Annual Meeting and Exposition in San Francisco, CA demonstrated increases in hemoglobin levels, transfusion independence, and the identification of potential biomarkers that may be used to select patients most likely to respond to treatment.

•
Luspatercept phase 2 clinical data in patients with lower risk MDS was selected for “Best of ASH” at the 56th ASH Annual Meeting and Exposition – The “Best of ASH” session, led by the 2014 Annual Meeting Scientific Program Co-Chairs, highlighted twenty-four of the top hematology breakthroughs selected from the meeting’s more than 4,000 abstract presentations.

•
Luspatercept increased hemoglobin levels, reduced transfusion burden and improved measures of iron overload in β-thalassemia patients – Preliminary data from the ongoing phase 2 clinical trial in patients with β-thalassemia presented at the 56th ASH Annual Meeting and Exposition demonstrated increases in hemoglobin levels, reductions in transfusion burden, reductions in markers of iron overload and substantial improvement in clinical complications such as leg ulcers.

•
Phase 3 studies planned for 2015 – In December, Celgene, Acceleron’s collaboration partner for the sotatercept and luspatercept programs, announced its intention to initiate phase 3 clinical trials in β-thalassemia patients and MDS patients in 2015, based on the encouraging data from the ongoing phase 2 clinical trials.

•
Initiated long-term extension studies of luspatercept in β-thalassemia patients and MDS patients – Acceleron initiated two extension studies to evaluate the long-term safety and tolerability of luspatercept in patients with β-thalassemia and MDS.

•
Sotatercept slowed the progression of vascular calcification and improved abnormal changes in bone mineral density – Preliminary clinical data demonstrating encouraging effects of sotatercept on vascular calcification, bone mineral density, and hemoglobin levels in patients with end-stage renal disease on hemodialysis were presented at the American Society of Nephrology (ASN) Kidney Week 2014 meeting in Philadelphia, PA. Acceleron’s collaboration partner, Celgene, is conducting the phase 2 clinical trial of sotatercept in patients with end-stage renal disease on hemodialysis.

•
Preliminary data from dalantercept phase 2 clinical trial in renal cell carcinoma patients demonstrated encouraging progression-free survival rates – Preliminary data from Part 1 of the DART study were presented in an oral session at the American Society of Clinical Oncology (ASCO) 2015 Genitourinary Cancers Symposium in Orlando, FL. The preliminary median overall progression-free survival (PFS) of dalantercept plus axitinib was 8.3 months across all dose levels tested in Part 1. The median PFS of the 0.9 mg/kg cohort has not yet been reached.

•
Initiated a phase 1 clinical trial with innovative muscle drug, ACE-083 – ACE-083 is designed to increase muscle mass and strength selectively in muscles in which the drug is directly administered by blocking proteins in the Transforming Growth Factor-β superfamily that inhibit muscle growth.

Upcoming Clinical Data Presentations in the 2nd Quarter of 2015

•
International Symposium on MDS – Presentation of new clinical data from the luspatercept and sotatercept phase 2 clinical trials in patients with lower risk MDS at the 13th International Symposium on Myelodysplastic Syndromes in Washington, D.C. in April 2015.

•
ERA-EDTA Congress – Presentation of new clinical data on changes in vascular calcification and bone mineral density from the ongoing phase 2a study of sotatercept in end-stage renal disease patients on hemodialysis will be given at the 52nd European Renal Association – European Dialysis and Transplant Association (ERA-EDTA) Congress in London, UK in May 2015.

•
EHA 20th Annual Congress – Presentation of new clinical data from the ongoing phase 2 clinical trials in patients with β-thalassemia and MDS will be presented at the European Hematology Association 20th Annual Congress in Vienna, Austria in June 2015.

•
ASCO Annual Meeting – From the dalantercept phase 2 clinical trial in patients with advanced renal cell carcinoma, we expect to provide a presentation at the American Society of Clinical Oncology (ASCO) 51st Annual Meeting in Chicago, IL in June 2015.

Other Business Highlights

•
Francois Nader, M.D. appointed to the Acceleron Board of Directors – Dr. Francois Nader was appointed to the Board in December 2014. Dr. Nader served as the President and Chief Executive Officer of NPS Pharmaceuticals, Inc., or NPS, from 2008 through February 2015 when NPS was acquired by Shire plc. Dr. Nader joined NPS in 2006 and served as Executive Vice President and Chief Operating Officer until 2008. He has served as a Director and Chair of the Compensation Committee of Trevena, Inc. since January 2014, and as a Director of Clementia Pharmaceuticals, Inc. since March 2014. Before joining NPS, Dr. Nader was a venture partner at Care Capital, LLC, where he served as Chief Medical Officer of its Clinical Development Capital unit from 2005 to 2006. From 2000 to 2004, he served as Senior Vice President, Integrated Healthcare Markets and Senior Vice President, North America Medical and Regulatory Affairs with Aventis Pharmaceuticals. He also held similar positions at

Hoechst Marion Roussel and served as Head of Global Commercial Operations at the Pasteur Vaccines division of Rhone-Poulenc. Dr. Nader is the immediate past Chair of the Board of BioNJ, a trade association representing the biotechnology industry in New Jersey, and a Board member of the New Jersey Chamber of Commerce. He received a French State Doctorate in Medicine from St. Joseph University (Lebanon) and a Physician Executive M.B.A. from the University of Tennessee. We believe Dr. Nader's extensive experience in the life sciences industry and his background in research and development qualify him to serve as a member of our Board of Directors.
Financial Results

•
Cash Position – Cash and cash equivalents as of December 31, 2014 were $176.5 million.  Acceleron expects that its cash and cash equivalents will be sufficient to fund the Company’s operations into the second half of 2017.

•
Revenue – Collaboration revenue for the year was $14.6 million.  This includes license and milestone amortization of $1.7 million and cost sharing reimbursement revenue from our Celgene partnership of $13.0 million related to expenses incurred by the Company in support of our partnered programs.

•
Costs and expenses – Total costs and expenses for the year were $70.1 million. This includes R&D expenses of $50.9 million, G&A expenses of $14.2 million and a one-time litigation settlement expense of $5.0 million.

•	Net Loss – The Company’s net loss for the year ended December 31, 2014 was $51.3 million.
Conference Call, Webcast and Prepared Statement Information
The company will host a conference call and live audio webcast to report its fourth quarter and full year financial results for 2014 and provide a corporate update on March 2, 2015, at 8:00 AM EST. To participate by teleconference, please dial 877-312-5848 (domestic) or 253-237-1155 (international) and refer to the “Acceleron Q4 Earnings Call.” To access the live webcast and read the Company’s prepared statement for this earnings call, please select “Events & Presentations” in the “Investors & Media” section on the Company’s website (www.acceleronpharma.com). To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be archived on the Company’s website and accessible approximately two hours after the event.
About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair. The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical therapeutic candidates with novel mechanisms of action. These therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

We routinely post information that may be important to investors in the “Investors and Media” section of our website at www.acceleronpharma.com. We encourage investors and potential investors to regularly consult our website for important information about us.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$176,460	$113,163
Other assets	9,836	10,569
Total assets	$186,296	$123,732

Deferred revenue	$5,978	$7,651
Notes payable, net of discount	—	16,868
Warrants to purchase common stock	14,124	30,753
Other liabilities	9,909	10,648
Total liabilities	30,011	65,920
Total stockholders’ equity	156,285	57,812
Total liabilities and stockholders’ equity	$186,296	$123,732

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Collaboration revenue	$3,739	$11,521	$14,632	$57,230
Costs and expenses:
Research and development	14,579	10,216	50,897	36,051
Litigation settlement	—	—	5,000	—
General and administrative	3,714	4,756	14,199	14,227
Total costs and expenses	18,293	14,972	70,096	50,278
Loss from operations	(14,554)	(3,451)	(55,464)	6,952
Other (expense) income, net	(3,063)	(14,659)	4,205	(28,850)
Net loss	$(17,617)	$(18,110)	$(51,259)	$(21,898)
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	—	—	(19,870)
Gain on extinguishment of redeemable convertible preferred stock	—	—	—	2,765
Net loss applicable to common stockholders—basic and diluted	$(17,617)	$(18,110)	$(51,259)	$(39,003)

Net loss per share applicable to common stockholders-basic and diluted	$(0.55)	$(0.64)	$(1.63)	$(4.15)

Weighted-average number of common shares used in computing net loss per share applicable to common stockholders-basic and diluted	32,293	28,123	31,515	9,407

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, luspatercept, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash position will be insufficient to fund operations into the second half of 2017, that preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, that the Company may be delayed in initiating or completing any clinical trials, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on March 2, 2015, and other filings that the Company has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma Inc.
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:
Maureen L. Suda
Suda Communications LLC
585-387-9248

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